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                           LOCK-UP LETTER AGREEMENT


February 3, 1997



Millennium Pharmaceuticals, Inc.
640 Memorial Drive
Cambridge, MA  02139-4815

     Re:  ChemGenics Pharmaceuticals Inc.


Ladies and Gentlemen:

     The undersigned, at the date hereof, is the owner of (or has the right to direct the disposition of) 6,792,679 shares (excluding shares issuable upon the exercise of options or warrants*, whether or not presently exercisable) (the "Shares") of common stock, par value $.001 per share (the "Common Stock") of ChemGenics Pharmaceuticals Inc. (the "Company"). The undersigned understands that Millennium Pharmaceuticals, Inc. (the "Buyer") and CPI Acquisition Corp., a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary") have entered into an Agreement and Plan of Merger (the "Merger Agreement") with the Company, pursuant to which the Transitory Subsidiary will be merged (the "Merger") with and into the Company and the outstanding shares of capital stock of the Company will be converted into an aggregate of 4,783,688 shares of common stock of the Buyer (the "Merger Shares"). Following the Merger, all options to purchase shares of ChemGenics' Common Stock will be converted into options (the "Options") to purchase shares of common stock of the Buyer (the "Option Shares"), although the number and price of the shares subject to each Option will be adjusted based upon the conversion rate set forth in the Merger Agreement. Merger Shares and Option Shares are collectively referred to herein as "Buyer Shares."

     The undersigned agrees that, during the period commencing at the Effective Time (as defined in the Merger Agreement) and ending on the date that the Registration Statement on Form S-3 (or other appropriate form) filed by the Buyer is declared effective by the Securities and Exchange Commission (the "Date of Effectiveness"), the undersigned shall not sell, exchange, transfer, assign, pledge, dispose of or engage in any transaction, including a transaction of arrangement that reduces the risk of loss by short sale, hedging or otherwise, any of the Buyer Shares issued and delivered to the undersigned pursuant to the Merger or the exercise of options. During the period commencing on the Date of Effectiveness and ending July 31, 1997, the foregoing prohibition shall apply with respect to fifty percent (50%) of the Buyer Shares issued and delivered to the undersigned pursuant to the Merger or upon the exercise of Options. During the period beginning August 1, 1997 and ending September 30, 1997, the foregoing prohibition shall apply with respect to twenty-five percent (25%) of the Buyer Shares issued and delivered to the undersigned pursuant to the Merger or upon the exercise of Options. After September 30, 1997, the foregoing prohibition shall have no further force or effect.

     Notwithstanding the foregoing, if the undersigned is an individual, he may transfer any or all of the Buyer Shares either during his or her lifetime or on death by gift, will or intestate succession to his or her immediate family or to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate family; and if the undersigned is a partnership, the
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 partnership may transfer any Buyer Shares to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner, and any partner who is an individual may transfer Buyer Shares by gift, will or intestate succession to his or her immediate family; and if the undersigned is a corporation, the corporation may transfer Buyer Shares to any stockholder of such corporation pursuant to a duly declared dividend and any stockholder who is an individual may transfer Buyer Shares by gift, will or intestate succession to his or her immediate family; provided, however,
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 that in any such case it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Buyer Shares subject to the provisions of this letter agreement, and there shall be no further transfer of such Buyer Shares except in accordance with this letter agreement.

      For purposes of this letter agreement, "immediate family" shall mean spouse and lineal descendant, father, mother, brother or sister of the transferor or his spouse.

                                    Sincerely,

                                    PERSEPTIVE BIOSYSTEMS, INC.

                                    By: /s/ Noubar B. Afeyan
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                                    Signature of Security Holder


                                    PerSeptive Biosystems, Inc.
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                                    Print Exact Name of Security Holder


                                    (If Security Holder is an Entity)


                                    Noubar B. Afeyan, Ph.D.
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                                    Print Name of Signatory

                                    CEO
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                                    Print Title of Signatory